EXHIBIT 11


                   WITCO CORPORATION AND SUBSIDIARY COMPANIES
                       COMPUTATION OF PER SHARE EARNINGS
                                  (Unaudited)


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


                                                        Three Months Ended          Nine Months Ended
                                                           September 30,               September 30,
                                                   -----------------------     -----------------------
                                                        1994          1993          1994          1993
                                                          (In  Thousands   Except  Per  Share Data)
PRIMARY

  Net Income - as reported                        $   26,998    $   13,625    $   81,421    $   47,330
  Interest on convertible subordinated
     debentures (net of tax)                              --         1,299         1,109         4,022
  Dividend requirements of preferred stock                (5)           (6)          (15)          (18)
                                                  ----------    ----------    ----------    ----------

     Total                                        $   26,993    $   14,918    $   82,515    $   51,334
                                                  ==========    ==========    ==========    ==========


  Weighted average shares outstanding                 56,111        50,420        54,363        48,577
  Assumed conversions:
     Convertible subordinated debentures                  --         5,500         1,692         5,500
     Stock options                                       272           338           334           287
                                                  ----------    ----------    ----------    ----------
     Total                                            56,383        56,258        56,389        54,364
                                                  ==========    ==========    ==========    ==========

Per share amount                                  $     0.48    $     0.27    $     1.46    $     0.94
                                                  ==========    ==========    ==========    ==========

FULLY DILUTED


  Net Income - as reported                        $   26,998    $   13,626    $   81,421    $   47,330
   Interest on dilutive debentures (net of tax)           --         1,300         1,109         4,025
                                                  ----------    ----------    ----------    ----------

     Total                                        $   26,998    $   14,926    $   82,530    $   51,355
                                                  ==========    ==========    ==========    ==========

  Weighted average shares outstanding                 56,111        50,420        54,363        48,577
  Assumed conversions:
     Convertible subordinated debentures                  --         5,520         1,692         5,522
     Stock options                                       272           353           334           398
     Preferred stock                                     125           148           131           150
                                                  ----------    ----------    ----------    ----------
     Total                                            56,508        56,441        56,520        54,647
                                                  ==========    ==========    ==========    ==========

  Per share amount                                $     0.48    $     0.26    $     1.46    $      .94
                                                  ==========    ==========    ==========    ==========

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